API DEVELOPMENT AGREEMENT

This API Development Agreement ("Agreement") is made and entered into on May 26, 2025 (the "Effective Date"), by and between:

Tradetop OÜ, with a principal place of business at Rannaku pst 12, 10917 Tallin, Harjumaa, Estonia ("Developer");

and

Venyra Corporation, with a principal place of business at 1309 Coffeen Avenue STE 1200 Sheridan, Wyoming 82801 ("Client").

Together referred to as the "Parties".

1.	Project Objective

Development of an API service named AI Business Plan Generator that generates tailored business plans using AI technology. The service will process client inputs across specific parameters (such as industry, target market, and budget) and deliver structured, detailed business plans as output.

2.	Scope of Work

Developer agrees to provide development services to the Client for the AI Business Plan Generator API, as detailed in Exhibit A - Estimation & Development Breakdown attached hereto (the "Project"). Any changes to the initially agreed-upon scope of work shall be documented in writing and approved by both Parties. Such changes may result in adjustments to the total cost of the Project.

3.	Project Phases

The Project shall consist of the following development phases, each with detailed tasks and deliverables as outlined below:

•	Requirements Gathering & Specification

Conducting discovery sessions, analyzing user needs, identifying input parameters (e.g., industry, target market, budget), and preparing technical documentation.

•	System Architecture & Design

Designing system modules, defining the API structure for the AI Business Plan Generator, selecting AI and NLP models, and outlining data flow. Deliverables include: architecture diagram and endpoint specification sheet.

•	AI Model Integration

Selecting or fine-tuning a language model (e.g., GPT-style or proprietary model), creating prompt structures, formatting response templates, and training the system to support various business plan structures.

•	Backend API Development

Developing secure endpoints (e.g., /generate-plan, /status), integrating AI model logic, implementing request validation, and managing concurrency and scalability.

•	Database & Storage Setup

Setting up PostgreSQL or NoSQL database to store logs, user configurations, and cached plans. Ensuring encryption, backups, and designing schema for input/output storage.

•	Frontend Demo UI (Optional)

Implementing a simple React/Next.js frontend for demo purposes, showcasing the input form and generated output. This is intended for internal QA and stakeholder demonstrations.

•	Testing & Optimization

Writing unit, integration, and performance tests. Optimizing model outputs, validating different business case types (e.g., B2B, SaaS, retail). Performing load testing using tools such as Postman or JMeter.

•	Deployment & Handover

Deploying the AI Business Plan Generator to AWS, GCP, or Azure, setting up CI/CD pipelines, providing comprehensive API documentation (Swagger/Postman), and conducting knowledge transfer sessions. Includes post-deployment monitoring and support for one (1) week.

4.	Completion Deadline

The Parties agree that the development and delivery of the completed AI Business Plan Generator API, including all associated deliverables as outlined in Exhibit A, shall be finalized no later than July 25, 2025.

Timely completion is a material term of this Agreement.

5.	Fees and Payment Terms

5.1.    The Client agrees to pay the Developer a total sum of $24,360. This amount represents the complete compensation for the services rendered under this Agreement.

5.2.  Payment under this Agreement shall be made by the Client no later than thirty (30) calendar days following the completion of the Project, which shall occur no later than July 25, 2025, in accordance with Section 4 of this Agreement. Payment may be made in full or in installments, as agreed by the Parties.

5.3.   All payments shall be made in US Dollars (USD) or Euros (EUR) as agreed by the parties and at the exchange rate set by the bank on the date of payment. Payments to the Developer shall be made by bank transfer.

6.	Intellectual Property Rights

Upon full payment of the total contract sum, all intellectual property rights to the developed AI Business Plan Generator API, including but not limited to the source code, technical documentation, interface designs, and any other content or materials created under this Agreement, shall be irrevocably assigned to the Client. Until such payment is completed in full, the Developer shall retain all rights, title, and interest in and to the deliverables, and the Client shall not have any right to use, distribute, or modify them except as expressly permitted in writing by the Developer.

7.	Confidentiality

Both Parties agree to maintain the confidentiality of proprietary information exchanged during the course of this engagement. Neither Party shall disclose any confidential or trade secret information to third parties without prior written consent, unless required by law.

8.	Indemnification

The Developer warrants that the deliverables provided under this Agreement will not infringe upon any third-party intellectual property rights. The Developer shall indemnify and hold harmless the Client against any claims, damages, or legal actions arising from such infringement.

9.	Termination

Either Party may terminate this Agreement with written notice if the other Party materially breaches any provision of this Agreement and fails to cure such breach within ten (10) business days of notice. Upon termination, the Client shall compensate the Developer for all work completed up to the termination date.

10.	Miscellaneous

10.1.   Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to its conflict of law principles.

10.2.   Force Majeure: Neither Party shall be liable for any failure or delay in performance due to acts beyond its reasonable control, including but not limited to natural disasters, acts of war, pandemics, or governmental actions.

10.3.   Severability: If any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severed, and the remainder of the Agreement shall remain in full force and effect.

10.4.   Entire Agreement: This document represents the entire agreement between the Parties and supersedes all prior discussions or understandings. Amendments or modifications must be made in writing and signed by both Parties.

10.5.   Notices: All notices under this Agreement shall be in writing and delivered to the Parties at the addresses stated above via registered mail or email with confirmation. IN WITNESS WHEREOF, the Parties have executed this Website Development Agreement as of the Effective Date.

Developer: Client:

Tradetop OÜ Venyra Corporation

/s/ Tradetop OÜ /s/ Venyra Corporation

March 26, 2025 March 26, 2025

Exhibit A - Estimation & Development Breakdown

This Exhibit A is incorporated into and made a part of the API Development Agreement between the Developer and the Client, dated May 26, 2025. The scope of work outlined below defines the tasks, responsibilities, and deliverables that the Developer will provide in connection with the Project.

Detailed Development Phases & Estimation Table
Phase	Description of Work	Hours	Rate (USD/hr)	Cost (USD)
1. Requirements Gathering & Specification	Conducting discovery sessions, analyzing user needs, identifying input parameters (e.g., industry, target market, budget), preparing technical documentation.	24	100 $	$2,400.00
2. System Architecture & Design	Designing system modules, defining API structure, selecting AI and NLP models, and outlining data flow. Deliverables: architecture diagram, endpoint spec sheet.	20	120 $	$2,400.00
3. AI Model Integration	Selecting or fine-tuning a language model (e.g., GPT-style or proprietary model), creating prompt structures, formatting response templates, and training for various business plan structures.	50	130 $	$6,500.00
4. Backend API Development	Developing secure endpoints (e.g., /generate-plan, /status), integrating AI model logic, managing request validation, and handling concurrency/scalability logic.	40	110 $	$4,400.00
5. Database & Storage Setup	Setting up PostgreSQL or NoSQL DB (for logs, user configs, and plan caching), ensuring encryption and backups, designing schema for inputs/outputs.	16	100 $	$1,600.00

6. Frontend Demo UI (Optional)	Implementing a simple React/Next.js frontend to demo input form and show generated output. Useful for internal QA and stakeholder demos.	24	90 $	$2,160.00
7. Testing & Optimization	Writing unit, integration, and performance tests. Optimizing model responses, validating various business case types (B2B, SaaS, retail, etc.). Load testing with Postman/JMeter.	30	110 $	$3,300.00
8. Deployment & Handover	Deploying to AWS/GCP/Azure, setting up CI/CD, creating API documentation (Swagger/Postman), knowledge transfer sessions, and post- deployment monitoring for 1 week.	16	100 $	$1,600.00

Total Estimated Hours: 220 Total Estimated Price: $24,360

Developer: Client:

Tradetop OÜ Venyra Corporation

/s/ Tradetop OÜ /s/ Venyra Corporation

March 26, 2025 March 26, 2025